Exhibit 99.1

FOR IMMEDIATE RELEASE


                                        For further information contact:
                                        Donald A. Williams, President & CEO
                                        Michael J. Janosco Jr., CFO
                                        413-568-1911


Westfield Financial, Inc. Reports Results for the Year and Quarter Ended December 31, 2003.

Westfield, Massachusetts, January 28, 2004: (AMEX:WFD) Westfield Financial, Inc. (the "Company"), the holding company for Westfield Bank (the "Bank"), reported net income for the three months ended December 31, 2003 of $1.5 million, or $0.14 per diluted share, versus $658,000, or $0.06 per diluted share, for the comparable prior year period and net income for the year ended December 31, 2003 of $3.7 million, or $0.36 per diluted share, versus $4.0 million, or $0.38 per diluted share, for the prior year.

As previously reported, the Company's 2003 results included a charge of $1.45 million representing the additional state tax liability, including interest, relating to the deduction for dividends received from the Bank's real estate investment trust subsidiary (the "REIT") for 2002 and prior years.

Donald A. Williams, President and Chief Executive Officer, said, "We continue to execute our strategic plan of growing our commercial business relationships. The commercial and industrial loan portfolio increased
$23.8 million or 38.7% to $85.3     million at December 31, 2003 from $61.5
million at December 31, 2002. Additionally, transaction deposit accounts which include checking, NOW, money market and regular savings accounts increased $17.2 million or 6.1%, to $298.2 million while time certificates of deposit decreased $40.8 to $334.2 million for the year ended December 31, 2003." The strategic plan calls for a lesser reliance on time deposit accounts. Mr. Williams also stated, "The Board of Directors declared a $0.05 cash dividend on January 27, 2004 to all shareholders of record on February 10, 2004 payable on February 24, 2004.

Net interest and dividend income for the year and three months ended December 31, 2003 was $21.8 million and $5.6 million, respectively, compared with $24.2 million and $5.9 million for the year and three months ended December 31, 2002. Net interest margin for the year and three months ended December 31, 2003 was 2.86% and 2.92%, respectively, compared with 3.12% and 2.97% for the same periods in 2002.

Net gains from sales and writedowns of securities for the year and three months ended December 31, 2003 were $409,000 and $276,000, respectively. This compares with net losses of $1.8 million and $854,000 for the same
periods in 2002.  Included in the   writedowns were certain equity
securities whose impairment was determined to be other than temporary of $85,000 for the year and three months ended December 31, 2003, compared to $2.1 million and $854,000 for the year and three months ended December 31, 2002.

The provision for loan losses for the year and three months ended December 31, 2003 was $750,000 and $250,000, compared with $934,000 and $200,000 for the same periods in 2002.

Noninterest income for the year and three months ended December 31, 2003 was $2.7 million and $640,000, respectively, compared to $1.4 million and $208,000 for the year and three months ended December 31, 2002. The increase was primarily the result of income on Bank Owned Life Insurance ("BOLI") of $806,000 and $232,000 for the year and three months ended December 31, 2003, compared to none for the year and three months ended December 31, 2002.

Noninterest expense for the year and three months ended December 31, 2003 was $17.6 million and $4.2 million, respectively, compared to $16.7 million and $3.9 million respectively, for the same periods in 2002. Employee salaries and benefits for the year and three months ended December 31, 2003 was $9.7 million and $2.3 million respectively, compared to $8.9 million and $2.0 million for the same period in 2002. The increase in both periods was the result of normal salary increases, along with an increase in employee benefit expense of $688,000 for the year and $189,000 for the three months ended December 31, 2003, primarily as a result of increased expenses for the management recognition and retention plan and supplemental employee retirement plan.

Total assets decreased $17.8 million, or 2.2%, to $795.2 million at December 31, 2003 from $813.0 million at December 31, 2002.

Securities for the year ended December 31, 2003 decreased by $12.0 million or 3.2%, to $363.6 million at December 31, 2003 from $375.6 million at December 31, 2002. Net loans during this period decreased by $12.2 million, or 3.4%, to $345.0 million at December 31, 2003 from $357.2 million at December 31, 2002. The decrease is primarily the result of the residential real estate loan program with a third party mortgage company. Under this program, which commenced on September 1, 2001, Westfield Bank takes applications from residential real estate borrowers and forwards the applications to a third party mortgage company. Substantially all of the Bank's residential real estate loans are underwritten and originated by the third party mortgage company. The Bank receives a fee of 65 basis points for each of these loans originated. The Bank believes that this program diversifies its loan portfolio and reduces interest rate risk.

Customer repurchase agreements increased $3.4 million from $8.7 million at December 31, 2002 to $12.1 at December 31, 2003. Federal Home Loan Bank borrowings increased $5.0 million to $20.0 million at December 31, 2003 to take advantage of the current interest rate environment.

Stockholders' equity at December 31, 2003 and December 31, 2002 was $124.8 million and $126.7 million, respectively, representing 15.7% and 15.6% of total assets. The change is comprised of net income of $3.7 million for the year ended December 31, 2003, a decrease in net unrealized gains on securities available for sale of $430,000, net of income taxes, the net repurchase of 57,700 shares of common stock for $1.1 million, the purchase of shares of common stock for the management recognition and retention plan for $2.3 million and the declaration by the Board of Directors of quarterly $0.05 per share cash dividends aggregating $2.1 million.

The Bank is headquartered in Westfield, Massachusetts and operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this news release, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future period in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


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                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
             Selected Consolidated Balance Sheet and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)


                                                            December 31    December 31
                                                                2003           2002
                                                            -----------    -----------

Total assets                                                 $795,216       $812,980
Securities held to maturity                                   261,610        205,299
Securities available for sale                                 101,983        170,310
Stock in Federal Home Loan Bank of Boston                       4,237          3,933

Loans                                                         349,622        361,480
Allowance for loan losses                                       4,642          4,325
                                                             --------       --------
Net loans                                                     344,980        357,155

Total deposits                                                632,431        656,065

Stockholders' equity                                          124,804        126,699

Book value per share                                            12.50          12.25

Other Data:

Nonperforming loans                                          $  1,768       $  2,684

Nonperforming loans as a percentage of total assets              0.22%          0.34%

Nonperforming loans as a percentage of total loans               0.50%          0.64%

Allowance for loan losses as a percent
 of nonperforming loans                                           263%           146%

Allowance for loan losses as a percentage of total loans         1.33%          0.94%


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                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
         Condensed Consolidated Statements of Income and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)


                                                Three Months Ended              Year Ended
                                                    December 31                 December 31
                                             ------------------------    ------------------------
                                                2003          2002          2003          2002
                                                ----          ----          ----          ----

Interest and dividend income                 $    8,577    $   10,195    $   35,635    $   43,013
Interest expense                                  3,006         4,314        13,858        18,775
                                             ----------    ----------    ----------    ----------

Net interest and dividend income                  5,571         5,881        21,777        24,238
Provision for loan losses                           250           200           750           934
                                             ----------    ----------    ----------    ----------

Net interest and dividend income after
 provision for loan losses                        5,321         5,681        21,027        23,304
Net gains (losses) on sales or writedowns
 of securities available for sale                   276          (854)          409        (1,750)
Noninterest income                                  640           208         2,665         1,388
Noninterest expense                               4,206         3,893        17,630        16,659
                                             ----------    ----------    ----------    ----------

Income before income taxes                        2,031         1,142         6,471         6,283
Income taxes                                        558           484         2,820         2,239
                                             ----------    ----------    ----------    ----------
Net Income                                   $    1,473    $      658    $    3,651    $    4,044
                                             ==========    ==========    ==========    ==========

Basic earnings per share                     $     0.15    $     0.06    $     0.36    $     0.39

Basic average shares outstanding              9,995,794    10,175,068    10,036,653    10,336,283

Diluted earnings per share                   $     0.14    $     0.06    $     0.36    $     0.38

Diluted average shares outstanding           10,223,263    10,800,988    10,212,975    10,597,298

Other Data:
  Return on average assets (1)                     0.72%         0.33%         0.45%         0.51%

  Return on average equity (1)                     4.71%         2.05%         2.94%         3.14%

  Net interest margin (1)                          2.92%         2.97%         2.86%         3.12%

<F1>  Three month results have been annualized.


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